Exhibit 5.2
January 8, 2010
Nebraska Book Company, Inc.
4700 South 19th Street
Lincoln, NE 68501-0529
Ladies and Gentlemen:
          We have acted as special Kansas counsel for Nebraska Book Company, Inc. (“the Company”) in connection with its execution and delivery of the Indenture (hereinafter referred to as the “Indenture”) dated as of October 2, 2009, by and among the Company, The Subsidiary Guarantors Parties Thereto, and Wilmington Trust FSB, as Trustee and Collateral Agent, relating to the Company’s 10.0% Senior Secured Notes due 2011.
     In furnishing these opinions, we have examined copies of the following documents:
(a)	The Indenture;

(b)	A Certificate of Good Standing for the Company from the Secretary of State of Kansas;

(c)	The Articles of Incorporation of the Company, certified by the corporate secretary of the Company;

(d)	The bylaws of the Company, certified by the corporate secretary of the Company;

(e)	Unanimous Written Consent of Directors of the Company adopted as of October 2, 2009 (“Resolutions”); and

(f)	Certificates of the corporate secretary of the Company as to the authorization, execution and delivery of the Indenture, the authorization of the transactions contemplated thereby, including the issuance of the Exchange Notes (as defined in the Resolutions, and which are referred to as the “Exchange Securities” in the Indenture), and other matters.
     Based upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:
     1. All corporate actions required to be taken for the due and proper authorization, execution and delivery of the Indenture and for the due and valid issuance of the Exchange Notes have been duly and validly taken.
     2. The execution and delivery by the Company of the Indenture and the issuance and delivery of the Exchange Notes in accordance with the terms of the Indenture will not result in any violation of the provisions of the articles of incorporation or bylaws of the Company or of any statute, rule or regulation of the State of Kansas.
     The opinions expressed herein are subject to the following qualifications and limitations:
     A. The foregoing opinions are limited solely to those laws, rules and regulations of the State of Kansas that in our experience are normally applicable to transactions of the type contemplated by the Indenture, except that we express no opinion with respect to any state securities or blue-sky law, or any anti-fraud or similar provisions of any law, rule or regulation.
     B. For purposes of these opinions, we have assumed that all signatures on documents furnished to us either as originals or copies are genuine and that all documents furnished to us as copies conform to the originals of such documents.
     C. We have relied upon certificates supplied to us by the Company and by public officials, and we have not made any independent review or investigation of facts in connection with these opinions.
     D. These opinions are effective as the date hereof and are given based upon the articles of incorporation and bylaws of the Company and laws, rules and regulations as in effect as of the date of this opinion letter. We disclaim any responsibility to advise you of any future changes of law or fact that may affect the opinions expressed herein.
     We consent to the use of our name in the Registration Statement covering the Exchange Notes and in the prospectus included in such Registration Statement, as our name appears above, under the caption “Legal Matters” and to the use of this opinion letter as an exhibit to such Registration Statement.
     These opinions are rendered at the request of the Company solely for the purpose set forth above. These opinions may be relied upon by Bingham McCutchen LLP in rendering its opinion in connection with the above-described transactions insofar as those opinions relate to or are dependent upon matters governed by the laws of the State of Kansas. These opinions may not be relied upon by any other party, nor copies delivered to any other party or filed with any governmental agency, nor used for any other purpose, without our prior written consent.
Sincerely,
/s/ Roger L. Theis
Roger L. Theis
For the Firm